Exhibit 10.38

FOURTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER OF EVENTS OF DEFAULT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated February 13, 2024, is entered into by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated May 24, 2021, as amended from time to time ("Credit Agreement").

WHEREAS, Borrower has informed Bank that the following Events of Default have occurred and are continuing under the Credit Agreement and the other Loan Documents (the “Subject Events of Default”):

A.

As of December 31, 2023, Borrower failed to maintain net income after taxes of not less than $1.00 on a trailing 4-quarter basis. Borrower has indicated to Bank that, as of December 31, 2023, Borrower’s actual net income after tax on a trailing 4-quarter basis was a net loss of $4,109,186. The foregoing failure violated Section 4.9. (c) of the Credit Agreement, and such violation constitutes an Event of Default pursuant to Section 6.1. (d) of the Credit Agreement.

B.

As of December 31, 2023, Borrower failed to maintain its financial condition so as to avoid having two consecutive quarterly losses. Borrower has indicated to Bank that Borrower suffered a loss of $695,331 for the fiscal quarter ended September 30, 2023 and a loss of $3,070,068 for the fiscal quarter ended December 31, 2023. The foregoing failure violated Section 4.9. (c) of the Credit Agreement, and such violation constitutes an Event of Default pursuant to Section 6.1. (d) of the Credit Agreement.

C.

As of December 31, 2023, Borrower failed to maintain Fixed Charge Coverage Ratio of not less than 1.25 to 1.0, calculated on a rolling 4-quarter basis. Borrower has indicated that Borrower’s actual Fixed Charge Coverage Ratio for the 4-quarter period ending as of December 31, 2023 was 0.47 to 1.0. The foregoing failure violated Section 4.9. (d) of the Credit Agreement, and such violation constitutes an Event of Default pursuant to Section 6.1. (d) of the Credit Agreement.

WHEREAS, Borrower has requested that Bank agree to waive the Subject Events of Default.

WHEREAS, subject to the terms and conditions hereof, including the agreements of Borrower to certain changes in the terms and conditions set forth in the Credit Agreement, Bank is willing to waive the Subject Events of Default.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Section 1.1. (a) of the Credit Agreement is hereby amended by deleting "Twenty Million Dollars ($20,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount " Twelve Million Five Hundred Thousand Dollars ($12,500,000.00)."

2.    The following is hereby added to the Credit Agreement as Section 1.1. (c): “(c)Limitation on Borrowings. Outstanding borrowings under the Line of Credit together with all amounts reserved thereunder, to a maximum of the principal amount of the Line of Credit, shall not at any time exceed the result of (i) Margined Eligible Accounts Receivable (as defined below), plus (ii) Margined Eligible Inventory (as defined below), plus (iii) Deemed Margined Eligible Equipment (as defined below), minus (iv) the Availability Block (as defined below) (said result, the “Borrowing Base”). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than ten percent (10%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds ten percent (10%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's Eligible Accounts Receivable.

As used herein:

(i)    “Margined Eligible Accounts Receivable” means seventy-five percent (75%) of Borrower’s Eligible Accounts Receivable.

(ii)    “Margined Eligible Inventory” means Margined Finished Goods Inventory, Margined Work-in-Process Inventory and Margined Raw Materials Inventory; provided, however, that Margined Eligible Inventory shall not at any time exceed Margined Eligible Accounts Receivable.

(iii)    “Margined Finished Goods Inventory” means 50% of the value of Borrower’s Eligible Inventory that consists of first quality finished goods held for sale in the ordinary course of Borrower’s business.

(iv)    “Margined Work-in-Process Inventory” means 25% of the value of Borrower’s Eligible Inventory that consists of goods that are first quality work-in-process; provided, however, that (i) the value of such inventory shall not include the value of any labor or other services rendered to produce such inventory, and (ii) the maximum amount of Margined Work- in-Process Inventory that may be included in the Borrowing Base shall be $500,000.00.

(v)    “Margined Raw Materials Inventory” means 25% of the value of Borrower’s Eligible Inventory that consists of goods that are first quality raw materials.

(vi)    “Deemed Margined Eligible Equipment” means the lesser of (x) $2,250,000.00 and (y) 25% of the aggregate of Margined Eligible Accounts Receivable and Margined Eligible Inventory.

(vii)    “Availability Block” means an availability block equal to ten percent (10%) of the amount of the Borrowing Base prior to giving effect to such availability block; provided, however, that, from and after the date that Bank receives the compliance certificate required to be delivered pursuant to Section 4.3. (f) hereof with respect to the fiscal quarter ending September 30, 2024, the foregoing percentage shall be reduced to zero percent (0%) so long as (i) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and (ii) said compliance certificate demonstrates that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate) and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

As used herein, “Eligible Accounts Receivable” shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)    (A) with respect to any account for which Borrower has not provided extended payment terms or has provided extended payment terms of 30 days or less, any such account that has been outstanding more than the lesser of (I) three times Borrower's standard selling terms, or (II) 60 days past the payment due date, and (B) with respect to any account for which Borrower has provided extended payment terms of more than 30 days, any such account that has been outstanding more than the lesser of (I) 30 days past the extended payment due date or (II) 120 days from the date of the invoice;

(ii)    that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)    any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

(iv)    any account which represents an obligation of an account debtor located in a foreign country;

(v)    any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)    that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)    any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(viii)    that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(ix)    any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

In determining the amount to be included, Eligible Accounts Receivable shall be calculated net of all customer deposits and advances.

As used herein, “Eligible Inventory” means all inventory owned by Borrower, valued at the lower of cost or market in accordance with generally accepted accounting principles, in which Bank has a perfected security interest of first priority, and shall not include:

(i)    inventory that is in-transit; located at any warehouse, job site or other premises not approved by Bank; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Bank;

(ii)    sample inventory, customer supplied inventory, or customized or customer specific inventory not supported by a valid purchase order;

(iii)   packaging materials;

(iv)    inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the ordinary course of Borrower’s business, or is past its expiration date, or the amount of such inventory that has been reduced by shrinkage;

(v)    inventory that Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the inventory;

(vi)    inventory manufactured or held for resale by Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Bank to exercise its rights and remedies against such inventory;

(vii)  inventory that is subject to a security interest or lien in favor of any third party;

(viii)    inventory otherwise deemed ineligible by Bank in its reasonable discretion.

3.    Section 1.2. (c) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(c)         Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each quarter, commencing on March 30, 2024.

4.    Section 3.2. (b) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(b)         Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i) For any credit extension that is subject to confirmation of compliance with any limitation on borrowings hereunder at the time it is made, a borrowing base certificate demonstrating compliance with such requirements.”

5.    Section 4.3. of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year, a copy of Borrower's 10-K report filed with the Securities Exchange Commission, with financial statements included therein audited by a certified public accountant acceptable to Bank; and

(b)    not later than 45 days after and as of the end of each fiscal quarter, a copy of Borrower's 10-Q report filed with the Securities Exchange Commission; and

(c)    not later than 30 days after and as of the end of each fiscal year, annual financial projections, prepared by Borrower on a quarterly basis, to include balance sheet, income statement and statement of cash flows; and

(d)    not later than 30 days after and as of the end of each month, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement; and

(e)    not later than 20 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and a list of the names and addresses of all Borrower's account debtors; and

(f)    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(g)    from time to time such other financial and business information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby; and

(h)    from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.”

6.    Section 4.9. of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Total Liabilities divided by Tangible Net Worth not greater than 1.50 to 1.0 at any time, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less operating lease liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders' equity plus subordinated debt and less any intangible assets.

(b)    Net income after taxes not less than (i) a net loss of $3,200,000.00 for the fiscal quarter ending March 31, 2024, (ii) a net loss of $2,000,000.00 for the fiscal quarter ending June 30, 2024 and (iii) $1.00 for the fiscal quarter ending September 30, 2024 and each fiscal quarter thereafter.

(c)    Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, calculated on a rolling 4-quarter basis, commencing as of the fiscal quarter ending December 31, 2024, with “Fixed Charge Coverage Ratio” defined as (a) the aggregate of net profit after taxes plus depreciation expense, amortization expense, interest expense, non-cash foreign exchange hedge losses, non-cash interest rate swap losses, and cash capital contributions minus dividends, redemptions and repurchases of equity interest, non-cash foreign exchange hedge gains, and non-cash interest rate swap gains, divided by (b) the aggregate of the current maturities of long-term debt, and interest expense.”

7.    The following is hereby added to the Credit Agreement as Section 4.11.: “SECTION 4.11. COLLATERAL AUDITS. Permit Bank to audit all Borrower's collateral required hereunder, with such audits to be performed on semi-annual basis by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank's costs and expenses of each audit to be reimbursed in full by Borrower. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.”

8.    ARTICLE V of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)    Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)    Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti- Corruption Laws.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed or capital assets (including assets leased under capital leases, excluding real estate right of use assets) in excess of an aggregate of $6,500,000.00 in any fiscal year.

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business; nor (e) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property on Borrower's stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding; provided however, that Borrower may make stock repurchases as part of a ”sell to cover” method of covering employees’ tax withholding obligations on vested restricted stock.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.”

9.    Waiver of Subject Events of Default. Subject to the terms and conditions hereof, Bank hereby waives the Subject Events of Default. Said waiver shall apply only to the Subject Events of Default and is not a waiver of (w) any other or subsequent default or Event of Default arising under the same facts that gave rise to the Subject Events of Default, (x) any subsequent default or Event of Default arising as a result of a breach of the same provision of the Credit Agreement the breach of which created the Subject Events of Default, (y) any other Event of Default, or (z) any condition, act or event which with the giving of notice or the passage of time or both could constitute any other Event of Default.

10.    GENERAL RELEASE. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

(a)    Borrower, for itself and on behalf of its respective successors and assigns, does hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower has executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b)   Borrower hereby acknowledges, represents and warrants to Bank as follows:

(i)    Borrower understands the meaning and effect of Section 1542 of the California Civil Code which provides:

"Section 1542. GENERAL RELEASE; EXTENT. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

(ii)    With regard to Section 1542 of the California Civil Code, Borrower agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c)    Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that Borrower is releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

(d)    Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and

(iii)    any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

119.         The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(a)    Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Amendment and each promissory note or other instrument or document required hereby.
(ii)	Such other documents as Bank may require under any other Section of this Amendment.

(c)    Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d).   Change fee. Immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $125,000.00.

12.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

13.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment, after giving effect to the waiver contained in Paragraph 7 above, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Fortin	By:	/s/ Celeste Clancy
	MICHAEL FORTIN,		CELESTE CLANCY,
	CHIEF FINANCIAL OFFICER		SENIOR VICE PRESIDENT

By:	/s/ Kenneth E. Wolf
KENNETH E. WOLF, PRESIDENT, SECRETARY